Exhibit 10.1

HEELYS, INC.

ANNUAL INCENTIVE PLAN

SECTION 1
ESTABLISHMENT AND PURPOSE

(a)                                  Purpose.  The Plan is established to (i) offer selected Employees, including officers, of the Company and its Subsidiaries an opportunity to participate in the growth and financial success of the Company and its Subsidiaries, (ii)  provide the Company and its Subsidiaries an opportunity to attract and retain the best available personnel for positions of substantial responsibility, (iii)  provide incentives to such Employees by means of performance-related incentives to achieve short-term performance goals, and (iv) promote the growth and success of the business of the Company and its Subsidiaries by aligning the financial interests of Employees with that of the other stockholders of the Company.  Toward these objectives, the Plan provides for the grant of Annual Performance Bonuses and Discretionary Bonuses.

(b)                                 Effective Date.  The Plan is effective as of January 1, 2007.

SECTION 2
DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings, unless another definition is clearly indicated by particular usage and context:

“Annual Performance Bonus” shall mean an Award granted under Section 5 that is paid solely on account of the attainment of one or more specific performance targets in relation to one or more Performance Goals.

“Award” shall mean any Annual Performance Bonus or Discretionary Bonus, whether granted singularly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish and set forth in the applicable Plan Schedule and Award Notice in order to fulfill the objectives of the Plan.

“Award Notice” shall mean the document issued, either in writing or an electronic medium, by the Committee to a Participant evidencing the grant of an Award, and setting forth the terms, conditions and limitations applicable to that Award, including any amendments thereto.

 “Board” shall mean the board of directors of the Company, as duly elected from time to time.

“Cause” shall have the meaning set forth in a then-effective written employment agreement between the Employee and the Company or a Subsidiary or, in the absence of such a definition in a then-effective written employment agreement (in the determination of the Committee), shall mean termination of an Employee’s employment by the Company or a

Subsidiary for any of the following reasons by giving the Employee written notice of such termination (the effective date of which may be the date of such notice):

(a)                                  any willful act by the Employee of fraud or dishonesty, including but not limited to stealing or falsification of Company or Subsidiary records, with respect to any aspect of the Company’s or the Subsidiary’s business;

(b)                                 knowing violation of state, federal or international laws applicable to the Company or the Subsidiary;

(c)                                  drug or alcohol use of the Employee in violation of Company or Subsidiary policy or that materially impedes the Employee’s job performance or brings the Employee, the Company or the Subsidiary into disrepute in the community;

(d)                                 substantial failure by the Employee to perform any specific directive of the Board or of the board of directors of the Subsidiary that employs the Employee after thirty (30) days notice of such failure and explanation of such failure of performance;

(e)                                  willful (i) misappropriation of funds or of any corporate opportunity or (ii) acts disloyal to the Company or the Subsidiary;

(f)                                    conviction of the Employee of a felony, or of a crime that the Company or the Subsidiary, in its sole discretion, determines involves a subject matter which may reflect negatively on the Company’s or the Subsidiary’s reputation or business (or a plea of nolo contendere thereto);

(g)                                 acts by the Employee attempting to secure or securing any personal profit not fully disclosed to and approved by the Board or by the board of directors of the Subsidiary that employs the Employee in connection with any transaction entered into on behalf of the Company or the Subsidiary;

(h)                                 gross, willful or wanton negligence, or conduct which constitutes a breach of any fiduciary duty owed to the Company or the Subsidiary by the Employee;

(i)                                     conduct on the part of the Employee, even if not in connection with the performance of the Employee’s duties with the Company or the Subsidiary, that could result in serious prejudice to the interests of the Company or the Subsidiary, and the Employee fails to cease such conduct immediately within thirty (30) days of receipt of notice to cease such conduct;

(j)                                     voluntary termination of employment initiated by the Employee; or

(k)                                  acceptance of employment with any employer other than the Company and its Subsidiaries.

“Change of Control” of the Company shall mean the occurrence of any of the following events:  (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act),

other than one or more Permitted Holders (as defined herein), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; (b) any change or changes in the composition of the Board within a two (2)-year period as a result of which less than a majority of the Directors are (i) persons who were Directors at the beginning of that two (2)-year period or (ii) persons who were elected or nominated for election as Directors with the affirmative vote or consent of at least a majority of the incumbent Directors at the time of that election or nomination, but not including any person whose election or nomination was or is in connection with an actual or threatened proxy contest regarding the election of the Directors; (c) the Company is merged or consolidated with another corporation or other entity (other than one or more Permitted Holders or any entity controlled by one or more Permitted Holders) and, as a result of the merger or consolidation, less than seventy-five percent (75% )of the outstanding voting securities of the surviving or resulting corporation or other entity, as the case may be, are “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, immediately after the merger or consolidation by persons who or which beneficially owned the outstanding voting securities of the Company immediately before the merger or consolidation; or (d) the Company transfers, sells or otherwise disposes of all or substantially all of its assets to another corporation or other entity which is not an affiliate of the Company.  “Permitted Holders” means Capital Southwest Venture Corporation and its affiliates and Roger R. Adams and his affiliates.

“Chief Executive Officer” shall mean the chief executive officer of the Company.

 “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.  References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and the Treasury regulations promulgated under such section.

“Committee” shall mean the Compensation Committee, as constituted from time to time, of the Board, or such other committee as may be appointed by the Board from time to time to administer the Plan, which shall be comprised solely of two or more persons who are Disinterested Directors.  The Chief Executive Officer, or such other officer or officers of the Company as may be designated by the Chief Executive Officer from time to time, may assume any or all of the powers and responsibilities prescribed for the Committee with respect to Awards to Employees who are not Covered Employees or officers of the Company, and to that extent, the term “Committee” as used herein shall also be applicable to the Chief Executive Officer or such other designated officer or officers.

“Company” shall mean Heelys, Inc., a Delaware corporation, or any successor thereto.

“Covered Employee” shall mean an Employee who would be subject to Section 162(m) of the Code such that on the last day of the taxable year, the Employee is the Chief Executive Officer (or is acting in such capacity) or is an Employee who is among the four highest compensated officers (other than the Chief Executive Officer) of the Company as determined pursuant to Section 162(m) of the Code.

 “Director” shall mean a member of the Board.

“Discretionary Bonuses”  shall mean the amount, if any, awarded to a Participant during a Performance Period by the Committee pursuant to Section 6.

“Disinterested Director” shall mean a member of the Board who is (a) a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, (b) an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code, and (c) “independent” within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the Nasdaq Global Market (or, in each case, any successor provision or term).

“Effective Date” shall mean January 1, 2007.

“Employee” shall include every individual performing Services for the Company or its Subsidiaries if the relationship between such individual and the Company or the Subsidiary is the legal relationship of employer and employee.  The definition of “Employee” is qualified in its entirety and is subject to the definition set forth in Section 3401(c) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.  References in the Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and the rules and regulations relating to such section.

“GAAP” shall mean generally accepted accounting principles.

“Incentive Award” shall mean the total of each Participant’s Annual Performance Bonus Award for a Performance Period plus the Participant’s Discretionary Bonus Award, if any, for that Performance Period.

“Participants” shall mean those Employees described in Section 1 who are selected by the Committee under Section 4 as eligible for grants of Awards.

“Performance Goals” shall mean, with respect to any Annual Performance Bonus, the business criteria (and related factors) selected by the Committee and specified in the applicable Plan Schedule to measure the level of performance of the Company during the Performance Period, in each case, prepared on the same basis as the financial statements published for financial reporting purposes, except as adjusted pursuant to Section 5(f).  The Committee may select as the Performance Goal for a Performance Period any one or combination of the following Company measures, as defined and interpreted by the Committee, which measures (to the extent applicable) will be determined in accordance with GAAP:

(a)                                  Net income as a percentage of revenue;

(b)                                 Earnings per share;

(c)                                  Diluted earnings per share;

(d)                                 Return on net assets employed before interest and taxes (RONAEBIT);

(e)                                  Operating margin as a percentage of revenue;

(f)                                    Safety performance relative to industry standards and the Company annual target;

(g)                                 Strategic team goals;

(h)                                 Net operating profit after taxes;

(i)                                     Net operating profit after taxes per share;

(j)                                     Return on invested capital;

(k)                                  Return on assets or net assets;

(l)                                     Total stockholder return;

(m)                               Relative total stockholder return (as compared with a peer group of the Company);

(n)                                 Earnings before income taxes;

(o)                                 Net income;

(p)                                 Free cash flow;

(q)                                 Free cash flow per share;

(r)                                    Revenue (or any component thereof);

(s)                                  Revenue growth; or

(t)                                    Any other performance objective approved by the stockholders of the Company in accordance with Section 162(m) of the Code.

“Performance Period” shall mean that period established by the Committee at the time an Annual Performance Bonus is awarded during which the Performance Goals specified by the Committee in the Plan Schedule with respect to such Award are to be measured.

“Permanent and Total Disability” shall mean that an individual is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company or the Subsidiary.

“Plan” shall mean this Heelys, Inc. Annual Incentive Plan, as amended from time to time.

“Plan Schedule” shall mean a schedule that constitutes a part of the Plan and details certain particulars with respect to the Plan and Annual Performance Bonus Awards hereunder for one or more Performance Periods, including the relative Performance Goals, specific performance factors and targets related to those Performance Goals, award criteria, and the targeted amounts of each Annual Performance Bonus Award to a Participant.  The Plan Schedule for the 2007 Performance Period is attached to the Plan as Exhibit A.

“Services” shall mean services rendered to the Company or any of its Subsidiaries as an Employee.

“Subsidiary” shall mean any “subsidiary corporation” of the Company within the meaning of Section 424(e) of the Code.

“Without Cause” shall mean the termination of an Employee’s employment either (a) by the Company or a Subsidiary for a reason other than with Cause or (b) by the Company, a Subsidiary or the Employee resulting from a Change of Control.  For purposes of the Plan, any termination of the Employee’s employment by the Company or a Subsidiary which occurs within twelve (12) months following a Change of Control shall be conclusively presumed to have resulted from such Change of Control unless the Company or the Subsidiary demonstrates to an arbitrator, or the Employee agrees, that the termination was with Cause.  Should the Company or a Subsidiary fail to comply in a material respect with the terms of the Employee’s then-effective written employment agreement, and such failure is not cured (if practicable) within thirty (30) days after the Company or the Subsidiary is given written notice of such noncompliance, the Employee may resign and the Employee’s resignation shall be deemed to have been constructively terminated Without Cause.  If, whether before or after a Change of Control, without the Employee’s consent the Company or a Subsidiary reduces the Employee’s base salary or the “target” amount of the Employee’s Annual Performance Bonus Award for purposes of the Plan, materially changes the Employee’s title, reduces the scope of the Employee’s assigned work responsibilities, or the Company or Subsidiary employing the Employee relocates its offices to a location in excess of fifty (50) miles from the address of the Company or Subsidiary employing the Employee on the date the Employee’s employment commences, shall be deemed to have been constructively terminated Without Cause.

SECTION 3
ADMINISTRATION

(a)                                  General Administration.  The Plan shall be administered by the Committee.

(b)                                 Authority of Committee.  The Committee shall administer the Plan so as to comply at all times with the Exchange Act and, subject to the Code, shall otherwise have sole and absolute and final authority to interpret the Plan and to make all determinations specified in or permitted by the Plan or deemed necessary or desirable for its administration or for the conduct of the Committee’s business, including, without limitation, the authority to take the following actions:

(i)                                     To interpret and administer the Plan and to apply its provisions;

(ii)                                  To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii)                               To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv)                              To determine when Awards are to be granted under the Plan;

(v)                                 To select the Employees and Participants to whom Awards may be awarded from time to time;

(vi)                              To determine the type or types of Award to be granted to each Participant hereunder;

(vii)                           To determine the potential cash bonus to be made subject to each Award;

(viii)                        To prescribe the terms, conditions and restrictions, not inconsistent with the provisions of the Plan, of any Award granted hereunder;

(ix)                                To determine whether, to what extent, and under what circumstances Awards may be settled in cash, reduced, varied, canceled or suspended;

(x)                                   To determine whether, to what extent and under what circumstances payment of cash with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;

(xi)                                To amend or modify any outstanding Awards, in its discretion, in accordance with Section 5(f);

(xii)                             To establish and interpret Performance Goals and the specific performance factors and targets in relation to the Performance Goals in connection with any Award of an Annual Performance Bonus; provided that in any case, the Performance Goals may be based on either a single period or cumulative results, aggregate or per-share data or results computed independently or with respect to a peer group;

(xiii)                          Evaluate the level of performance over a Performance Period and certify the level of performance attained with respect to Performance Goals and specific performance factors and targets related to Performance Goals;

(xiv)                         Waive or amend any terms, conditions, restrictions or limitations on an Award, except that (A) this Subsection 3(b)(xiv) shall not apply to an Annual Performance Bonus Award held by a Covered Employee, and (B) the terms and conditions of Awards to an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act cannot be modified, amended, or waived other than on account of death, disability, retirement, a change in control, or a termination of employment in connection with a business transfer;

(xv)                            Appoint such agents as it shall deem appropriate for proper administration of the Plan; and

(xvi)                         To take any other actions deemed necessary or advisable for the administration of the Plan.

The Committee may, in its sole and absolute discretion, and subject to the provisions of the Plan, from time to time delegate any or all of its authority to administer the Plan to any other person, persons or committee as it deems necessary or appropriate for the proper administration of the Plan, except that no such delegation shall be made in the case of Awards intended to be qualified under Section 162(m) of the Code or Awards held by Employees who are subject to the reporting requirements of Section 16(a) of the Exchange Act.  All interpretations and determinations of the Committee made with respect to the granting of Awards shall be final, conclusive and binding on all interested parties.  The Committee may make grants of Awards on an individual or group basis.

(c)                                  Employment of Advisors.  The Committee may employ attorneys, consultants, accountants and other advisors, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.

(d)                                 Limitation of Liability/Rights of Indemnification.  No member of the Committee or any person acting as a delegate of the Committee with respect to the Plan shall be liable for any action that is taken or is omitted to be taken or for any losses resulting from any action, interpretation, construction or omission made in good faith with respect to the Plan or any Award granted under the Plan.  In addition to such other rights of indemnification as they may have as directors, members of the Committee shall be indemnified by the Company against any reasonable expenses, including attorneys’ fees actually and necessarily incurred, which they or any of them may incur by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement of any claim related thereto (provided such settlement is approved by independent legal counsel selected by the Company), or paid by them in satisfaction of a judgment in any such action, suit or proceeding that such director or Committee member is liable for negligence or misconduct in the performance of such director’s duties; provided that within sixty (60) days after institution of any such action, suit or proceeding the director or Committee member shall in writing offer the Company the opportunity, at its own expense, to handle the defense of the same.

SECTION 4
ELIGIBILITY

Initially, the Plan covers as Employees eligible for an Annual Performance Bonus Award for the 2007 Performance Period the individuals specified in the Plan Schedule for the 2007 Performance Period attached to the Plan as Exhibit A.  The Committee or, if authorized, the Chief Executive Officer, may determine from time to time to revise or expand the Employees eligible for an Award under the Plan.

SECTION 5
ANNUAL PERFORMANCE BONUSES

(a)                                  Annual Performance Bonuses.  The Committee may grant Annual Performance Bonuses to one or more eligible Employees determined under Section 4 in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the applicable Plan Schedule and Award Notice, subject to the provisions of this Section 5.

(b)                                 Performance Periods.  Annual Performance Bonuses will be awarded in connection with a Performance Period. It is intended that the Performance Period will coincide with the fiscal year of the Company.

(c)                                  Eligible Participants.  Prior to the commencement of a Performance Period, the Committee shall determine the Employees, if any, who will be eligible to receive an Annual Performance Bonus with respect to that Performance Period.  The Committee may, in its discretion, determine the eligibility of any Employee after the commencement of the Performance Period.  An Award Notice shall be provided to each Participant under the Plan as soon as administratively feasible after such Participant becomes eligible for a Performance Period.  The Award Notice shall specify the applicable Performance Period, and the Performance Goals, specific performance factors and targets related to the Performance Goals, award criteria, and the targeted amount of the Participant’s Annual Performance Bonus, as well as any other applicable terms of the Annual Performance Bonus for which the Participant is eligible.

(d)                                 Performance Goals; Specific Performance Targets; Award Criteria; Plan Schedule.

(i)                                     Prior to the commencement of each Performance Period (or such later date permitted by Subsection (c) above), the Committee shall fix and establish in writing (A) the Performance Goals that will apply to that Performance Period; (B) with respect to each such Performance Goal, the specific performance factors and targets related to each Participant and, if achieved, the targeted amount of the Participant’s Annual Performance Bonus and such other applicable terms of the Annual Performance Bonus as may be determined necessary by the Committee; and (C) subject to Subsection (f) below, the criteria for computing the amount that will be paid with respect to each level of attained performance.  The Committee shall also set forth the minimum level of performance, based on objective factors and criteria, that must be attained during the Performance Period before any Performance Goal is deemed to be attained and any Annual Performance Bonus will be earned and become payable, and the percentage of the Annual Performance Bonus that will be earned and become payable upon attainment of various levels of performance that equal or exceed the minimum required level.  Except as provided in Subsection (c) above, the Committee shall adopt the Plan Schedule for a particular Performance Period prior to the commencement of that Performance Period.

(ii)                                  The Committee may, in its discretion, select Performance Goals and specific performance factors and targets that measure the performance of the Company or one or more business units, divisions or Subsidiaries of the Company.  The Committee may select Performance Goals and specific performance factors and targets that are absolute or relative to the performance of one or more peer companies or an index of peer companies.  Annual Performance Bonuses awarded to Participants who are not Covered Employees shall be based on the Performance Goals and payment formulas that the Committee, in its discretion, may establish for these purposes.  These Performance Goals and formulas may be the same as or different than the Performance Goals and formulas that apply to Covered Employees.

(e)                                  Plan Schedule.  Each Plan Schedule that is applicable to Covered Employees and officers of the Company shall be adopted by the Committee or shall be prepared by the appropriate officers of the Company based on resolutions, minutes or consents adopted by the Committee.  Each Plan Schedule that is applicable to Employees who are not Covered Employees or officers of the Company shall be adopted by the Committee, or, if applicable, by the Chief Executive Officer or such other officer or officers of the Company as may be designated by the Chief Executive Officer from time to time.  There may be more than one Plan Schedule under the Plan for a Performance Period.  Each Plan Schedule is incorporated herein by reference and thereby made a part of the Plan, and references herein to the Plan shall include the Plan Schedule.  The Plan Schedule for the 2007 Performance Period is attached to the Plan as Exhibit A.

(f)                                    Adjustments.

(i)                                     In order to assure the incentive features of the Plan and to avoid distortion in the operation of the Plan, the Committee may make adjustments in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it for any Performance Period under this Section 5, whether before or after the end of the Performance Period, to the extent it deems appropriate, in its sole discretion, which shall be conclusive and binding upon all parties concerned, to compensate for or reflect extraordinary changes which occur during the Performance Period and significantly affect factors that formed part of the basis upon which such Performance Goals, specific performance targets related to those Performance Goals and award criteria were determined.  Such changes may include, without limitation, changes in accounting practices, tax, regulatory or other laws or regulations, or economic changes not in the ordinary course of business cycles.  The Committee shall also have the right to adjust Annual Performance Bonus Awards to insulate them from the effects of unanticipated, extraordinary, major business developments, e.g., unusual events such as a special asset writedown, sale of a division, etc.  The determination of financial performance achieved for any Performance Period may, but need not be, adjusted by the Committee to reflect such extraordinary, major business developments.  Any such determination shall not be affected by subsequent adjustments or restatements.

(ii)                                  In the event of any change in outstanding shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Committee shall make such adjustments, if any, that it deems appropriate in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it under this Section 5 for any Performance Period not then completed; any and all such adjustments to be conclusive and binding upon all parties concerned.

(g)                                 Payment, Certification.  As soon as administratively feasible after the end of each Performance Period and not later than a date that would prevent timely payment under Section 7(a), the Committee shall determine whether the Performance Goals applicable to Annual Performance Bonus Awards for such Performance Period were satisfied and, if such Performance Goals were satisfied, in whole or in part, the amount earned and payable for each Participant granted an Annual Performance Bonus Award.  No Annual Performance Bonus shall be deemed to be earned and payable with respect to any Covered Employee or other Employee subject to the reporting requirements of Section 16(a) of the Exchange Act until the Committee certifies in writing the level of performance attained for the Performance Period in relation to the applicable Performance Goals.  For purposes of this Subsection (g), approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification.  In applying Performance Goals, the Committee may, in its discretion, exclude unusual or infrequently occurring items (including the cumulative effect of changes in the law, regulations or accounting rules), and it may determine no later than ninety (90) days after the commencement of any applicable Performance Period to exclude other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management.

(h)                                 Form of Payment.  Annual Performance Bonuses shall be paid in cash in accordance with Section 7.

(i)                                     Promotion or Transfer.  In the event of promotion or transfer of a Participant during the Performance Period, each Incentive Award which is based or determined in some respect on the Participant’s job level, unit or unit sector within the Company or a Subsidiary shall be determined on a pro rata basis for the Performance Period in which that promotion or transfer is effective at the different job levels and/or different units or unit sectors.  Promotion or transfer after the Performance Period shall not affect determination of the Incentive Award amount for that Performance Period.

SECTION 6
DISCRETIONARY BONUSES

The Committee has designed the Plan with the intent to ensure that the Plan design regarding Annual Performance Bonus Awards will eliminate or minimize the need for the Award of any Discretionary Bonuses.  The Committee recognizes, however, that unusual circumstances may occur that prevent payment of appropriate rewards to a few key eligible Employees.  In recognition of truly extraordinary performance, occasional Discretionary Bonuses Awards may be appropriate and granted by the Committee.  In summary, while Discretionary Bonus Awards are made entirely at the discretion of the Committee, they are primarily intended to provide a means of redressing rare inequities in Annual Performance Bonus Award determinations or to reward exemplary performance on a very limited basis.  Discretionary Bonuses shall be paid in cash in accordance with Section 7.

SECTION 7
PAYMENT; TAX WITHHOLDING

(a)                                  Eligibility for Non-Tax Deferred Payment.  Upon the Committee’s written certification in accordance with Section 5(g) that a payment for an Annual Performance Bonus Award with respect to a Performance Period is due under the Plan, each Participant who (i) has been granted such an Annual Performance Bonus Award and/or a Discretionary Bonus Award with respect to such Performance Period, and (ii) except as provided in Subsections (c) and (e) below, has remained continuously employed by the Company or a Subsidiary until the last day of such Performance Period shall be entitled to the payment amount applicable to the total of such Participant’s Annual Performance Bonus Award certified by the Committee for such

Performance Period and the Participant’s Discretionary Bonus Award, if any.  The amount of a Participant’s Incentive Award for a Performance Period shall be pro-rated as provided in Subsection (c) and Subsection (e), if applicable.  Payments under the Plan shall be made in one lump sum payment.  It is intended that payments of Incentive Awards under the Plan will be made as soon as administratively feasible after the end of the Performance Period following written certification by the Committee under Section 5(g) that payment of Annual Performance Bonus Awards are due and in no event later than the March 15th immediately following such Performance Period in order to ensure that the Plan does not constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code.

(b)                                 Tax Deferred Payment.  If an Award recipient for any Performance Period is eligible to participate in any deferred compensation plan or program sponsored and administered by the Company or a Subsidiary, such Participant may elect, prior to the first day of that Performance Period, to defer all or any portion of that Award payment under the terms and conditions, and up to the limits, determined in the discretion of the Committee and as permitted by the terms of that deferred compensation plan or program.  Any portion of any Award not deferred under this Subsection (b) shall be paid as described under Subsection (a).

(c)                                  Permanent and Total Disability, Death or Termination Without Cause.  If a Participant has been granted an Incentive Award for a Performance Period during which the Participant’s employment with the Company and its Subsidiaries terminates by reason of death, Permanent and Total Disability, or Without Cause, the Incentive Award for such Participant shall be determined on a pro-rated basis for that Performance Period, and shall become payable as provided in Subsection (a).  The pro-rated portion of the Participant’s Annual Performance Bonus Award shall be determined (i) by measuring satisfaction of the specific targets related to the Performance Goals established for that Performance Period based on the twelve (12)-month period ending on the last day of the calendar quarter in which the Participant’s employment terminates, and (ii) if the Participant’s Annual Performance Bonus for that Performance Period is determined by comparison of Performance Goals established for that Performance Period to comparable performance measures for the twelve (12)-month period ending on the day immediately preceding the first day of that Performance Period, by comparing the Performance Goals for the twelve (12)-month period ending on the last day of the calendar quarter in which the Participant’s employment terminates to comparable performance measures for the twelve (12)-month period ending on the day immediately preceding the first day of that twelve (12)-month period.  The amount of such pro-rated portion of the Annual Performance Bonus determined pursuant to the preceding sentence and the amount of the Participant’s Discretionary Bonus Award, if any, shall be multiplied by a fraction, the numerator of which is the number of days in the Performance Period that had elapsed as of the date the Participant’s employment terminated and the denominator of which is 365.  In the event of death, payment will be made to the beneficiary or beneficiaries as designated on the Participant’s beneficiary designation form under the Company’s group term life insurance program.  In the absence of a beneficiary designation form, payment of the Incentive Award will be made to the estate of the deceased Participant.  Any amount of the Participant’s Incentive Award that has been deferred as provided under Subsection (b) shall be processed in accordance with the applicable deferred compensation plan or program.

(d)                                 Employee Termination For Cause or Resignation.  Except as provided in Subsection (c) above or in Subsection (e) below, if a Participant resigns or is terminated involuntarily with Cause during a Performance Period, then such Participant shall forfeit that unpaid Incentive Award and shall not be entitled to receive any payment under the Plan with respect to the Participant’s Incentive Award for such Performance Period.

(e)                                  Change of Control—Determination of Incentive Awards.  If a Participant has been granted an Incentive Award for a Performance Period during which a Change of Control occurs, the Incentive Awards shall be determined on a pro-rated basis for that Performance Period, and shall become payable as provided in Subsection (a).  The pro-rated portion of the Annual Performance Bonus Awards shall be determined (i) by measuring satisfaction of the specific targets related to the Performance Goals established for that Performance Period based on the twelve (12)-month period ending on the last day of the calendar quarter immediately preceding the date of the Change of Control, and (ii) if an Annual Performance Bonus for that Performance Period is determined by comparison of Performance Goals established for that Performance Period to comparable performance measures for the twelve (12)-month period ending on the day immediately preceding the first day of that Performance Period, by comparing the Performance Goals for the twelve (12)-month period ending on the last day of the calendar quarter immediately preceding the date of the Change of Control to comparable performance measures for the twelve (12)-month period ending on the day immediately preceding the first day of that twelve (12)-month period.  The amount of such pro-rated portion of the Annual Performance Bonus determined pursuant to the preceding sentence and the amount of the Participant’s Discretionary Bonus Award, if any, shall be multiplied by a fraction, the numerator of which is the number of days in the Performance Period that had elapsed as of the Change of Control date and the denominator of which is 365.

(f)                                    Tax Withholding.  Incentive Awards payable under the Plan shall be subject to tax withholding as required by law.  Any deferred payments pursuant to Subsection (b) shall be subject to tax withholding as provided in the applicable deferred compensation plan or program.

(g)                                 Impact on Employee Benefits.  Incentive Awards paid under the Plan shall not be included in the determination of an Employee’s eligible compensation for purposes of determining benefits under other benefit programs sponsored or maintained by the Company or any Subsidiary.

SECTION 8
NO EMPLOYMENT RIGHTS

No provisions of the Plan under any Award Notice shall be construed to give any Participant any right to remain an Employee of, or provide Services to, the Company or any of its Subsidiaries or to affect the right of the Company or any Subsidiary to terminate any Employee’s Service at any time, for Cause or Without Cause.

SECTION 9
FUNDING AND STATUS OF PLAN

The Plan is a payroll practice of the Company and its Subsidiaries and is not an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan is not funded in the sense of a “funded plan” under ERISA, or Internal Revenue Service or other government regulations, which prescribe certain Participant rights and fiduciary obligations.  Funding for the Plan will be equivalent to the sum of individual Incentive Awards.  Funding is for accounting purposes only and does not confer any rights to Participants to any portion of such funds or any other Company or Subsidiary assets except under rules of the Plan and Award guidelines.  To the extent that a Participant acquires a right to receive payment from the Company or a Subsidiary under the Plan, such right shall be no greater than the rights of any unsecured creditor of the Company or that Subsidiary.

SECTION 10
TERM OF PLAN; EFFECT OF AMENDMENT OR TERMINATION

(a)                                  Effective Date; Term of Plan.  The Plan shall continue in effect until terminated under this Section 10.

(b)                                 Amendment and Termination.  The Committee, in its sole discretion, may terminate the Plan at any time and may amend the Plan at any time in such respects as the Committee may deem advisable; provided, no amendment, suspension or termination of the Plan shall materially adversely affect the rights of any Participant with respect to compensation previously earned and not yet paid.  In the event that the Plan shall be suspended or terminated during the course of a Performance Period, an Incentive Award shall calculated in accordance with the terms of the Plan prior to such event will be paid to Participants on a pro rata basis.

SECTION 11
ALIENATION AND SUBORDINATION OF BENEFITS

No benefit or payment under the Plan may be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, lien or charge, by operation of law or otherwise, including levy, garnishment, pledge, or bankruptcy, except by will or the laws of descent and distribution, and any attempt to treat otherwise shall be void.  No payment or benefit shall be in any manner liable for or subject to the recipient’s debts, contracts, liabilities, or torts except where legislation provides for regulatory action or court order (garnishment, etc.) to supersede this restriction.

SECTION 12
GOVERNING LAW

THE PLAN AND ANY AND ALL AWARD NOTICES PROVIDED IN CONNECTION WITH THE PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Exhibit A

Plan Schedule for 2007 Performance Period

			Annual Performance Bonus As A Percentage of 2007 Adjusted Salary
Participants	Title	2007 Adjusted Salary	50% of Target Bonus- 15% 2007 Diluted EPS Growth over 2006 Diluted EPS	Bonus Amount	Target Bonus- 20% 2007 Diluted EPS Growth over 2006 Diluted EPS	Bonus Amount	Maximum Bonus- 30% 2007 Diluted EPS Growth over 2006 Diluted EPS	Bonus Amount

M. Staffaroni*	CEO, President	400,000	37.5%	150,000	75%	300,000	150%	600,000

C. Beery*	Sr. VP-Global Sales	250,000	25%	62,500	50%	125,000	100%	250,000

M. Hessong*	CFO, Secretary	231,000	25%	57,750	50%	115,500	100%	231,000

R. Adams	Dir – R&D	150,000	17.5%	26,250	35%	52,500	70%	105,000

P. Hamner*	Chm. Of Board	231,000	25%	57,750	50%	115,500	100%	231,000

C. Amador	Controller	**	5%	**	10%	**	20%	**

B. Nagy	Dir – Accounting	**	10%	**	20%	**	40%	**

C. Callahan	Dir – Customer Svc	**	5%	**	10%	**	20%	**

G. Coggins	Dir – IT	**	5%	**	10%	**	20%	**

B. Byrne	VP-Development	**	12.5%	**	25%	**	50%	**

J. Peliotes	VP-Marketing	**	12.5%	**	25%	**	50%	**

W. Albers	VP-Sourcing	**	12.5%	**	25%	**	50%	**

•                  2006 Diluted EPS was $1.16.

•                  Maximum Annual Performance Bonus is capped at two times the Target Annual Performance Bonus.

•                  Target Annual Performance Bonus is earned if 2007 Diluted EPS is $1.392 – 20% growth.

•                  Maximum Annual Performance Bonus is earned if 2007 Diluted EPS is at least $1.508 – 30% growth.

•                  50% of Target Annual Performance Bonus is earned if 2007 Diluted EPS is $1.334 – 15% growth.

•                  No Annual Performance Bonus is earned if 2007 Diluted EPS is $1.276 or less – 10% growth.

•                  An interpolated amount of Annual Performance Bonus is earned if 2007 Diluted EPS is more than $1.276 with that amount to be determined by multiplying the percentage of Target Annual Performance Bonus to be earned if 2007 Diluted EPS was equal to the dollar amount required at the next highest threshold, e.g., 15%, 20% or 30% 2007 Diluted EPS Growth over 2006 Diluted EPS, by a fraction, the numerator of which is 2007 Diluted EPS and the denominator of which is the dollar amount required at that next highest threshold.  To illustrate, if 2007 Diluted EPS is $1.30, the Annual Performance Bonus would be 97.45% of the 50% of Target Annual Performance Bonus, e.g., 36.54% for Mr. Staffaroni, 24.36% for Mssrs. Beery, Hessong and Hamner and 12.19% for Mssrs. Peliotes and Albers.  If 2007 Diluted EPS is $1.45, the Annual Performance Bonus would be 96.15% of the Maximum Annual Performance Bonus, e.g., 144.23% for Mr. Staffaroni, 96.15% for Mssrs. Beery, Hessong and Hamner, and 48.1% for Mssrs. Peliotes and Albers.

•                  * Compensation approved by Compensation Committee.  Approval for all others delegated to President/CEO.

                      **  Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.